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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                      Contact: Daniel P. Dwyer
                                                    Chief Financial Officer
                                                    (303) 694-8520
                                                    Web Site: http//www.cels.com

            COMMNET CELLULAR INC. AMENDS TENDER OFFERS AND CONSENT
         SOLICITATIONS FOR ITS 11-3/4% SUBORDINATED DISCOUNT NOTES DUE
               2003 AND ITS 11-1/4% SUBORDINATED NOTES DUE 2005

     Englewood, CO January 16, 1998....CommNet Cellular Inc. ("CommNet") (Nasdaq
National Market: CELS) announced today that in connection with the tender offers to purchase for cash all of its outstanding 11-3/4% Senior Subordinated Discount Notes due 2003 (the "Discount Notes") and all of its outstanding 11-1/4% Subordinated Notes due 2005 (the "Subordinated Notes," together with the Discount Notes, the "Notes") that it has amended the pricing, increased the consent payment for the Notes and amended the terms under which tendered Notes may be withdrawn. The Company also announced that it has extended the initial expiration date for each consent solicitation from 5:00 p.m. New York City time, on Wednesday, January 21, 1998 to 5:00 p.m., New York City time, on Friday, January 23, 1998. The original expiration date for the tender offers remains unchanged and will occur on Wednesday, February 4, 1998 at 12:00 midnight, New York City time (unless extended).

     Under the revised terms of the tender offers, the total consideration to be paid for each validly tendered Discount Note and properly delivered consent will be based upon a fixed spread of 50 basis points (instead of 75 basis points in the original tender offer) over the yield to maturity on the 6-1/8% U.S. Treasury Note due August 31, 1998, as calculated in accordance with standard market practice, which includes a consent payment of $30.00 (instead of $10.00 in the original tender offer) per $1,000.00 principal amount at the maturity of the Discount Notes. Using the fixed spread formula, the purchase price for the Discount Notes will be set at 2:00 p.m., New York City time, on Wednesday, January 21, 1998.

     Under the revised terms of the tender offers, the total consideration to be paid for each validly tendered Subordinated Note and properly delivered consent will be based upon a fixed spread of 50 basis points (instead of 75 basis points in the original tender offer) over the yield to maturity on the 5-7/8% U.S. Treasury Note due June 30, 2000, as calculated in accordance with standard market practice, which includes a consent payment of $30.00 (instead of $10.00 in the original tender offer) per $1,000.00 principal amount of the Subordinated Notes, together with accrued and unpaid interest up to but not including the date of payment. Using the fixed spread formula, the purchase price for the Subordinated Notes will be set at 2:00 p.m., New York City time, on Wednesday, January 21, 1998.
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The tender offers will expire at 12:00 midnight, New York City time, on
Wednesday February 4, 1998, unless extended. The expiration date for each consent solicitation will be 5:00 p.m., New York City time, on Friday, January 23, 1998, if on such date CommNet has received duly executed consents from holders representing a majority in principal amount of the Discount Notes or the Subordinated Notes, as the case may be, or at 5:00 p.m., New York City time, on the first date thereafter that it receives such consents. Holders who tender Notes after the corresponding consent expiration date will not be entitled to receive the consent payment for such Notes, which will result in a reduction of the total consideration to be received. Under the revised terms of the tender offers, holders of the Notes who provide consents and tender Notes prior to the consent expiration date may not revoke consents or withdraw Notes subsequent to the corresponding consent expiration date; under the terms of the original tender offer, tendered Notes could be withdrawn at any time prior to the relevant tender offer expiration date and consents could be revoked at any time prior to the corresponding consent expiration date.

     Chase Securities Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations, and Beacon Hill Partners, Inc. is the information agent.

     CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of 4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.

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